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Contacts:
For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL BOARD OF DIRECTORS AUTHORIZES

PURCHASE OF 5% OF TOTAL COMMON SHARES

Jacksonville, Florida (April 7, 2008) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today that its Board of Directors has authorized the purchase of up to 5% of its total outstanding common shares.

The Company is authorized to repurchase, depending on current market conditions and other factors, up to a maximum of 5% of its total common stock, or approximately 3.1 million common shares, in the open market, privately negotiated transactions, and other transactions disclosed publicly through filings with the Securities and Exchange Commission. This authorization is in addition to any shares remaining available under existing repurchase programs. Such repurchases will be made in compliance with applicable rules and regulations and may be discontinued at any time. As of Wednesday, April 2, 2008, the Company had approximately 61.9 million total issued and outstanding common shares.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

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